Exhibit 10.1

EXECUTION COPY

Crystal Rock Holdings, Inc.
1050 Buckingham Street
Watertown, Connecticut 06795

February 15, 2012

Lori J. Schafer, Director
824 Spinnaker’s Reach Drive
Ponte Vedra Beach, Florida 32082

Dear Lori:

From time to time we have discussed with the officers and directors of Crystal Rock Holdings, Inc. (“CRH”) the substantial increase in corporate litigation, which can subject officers and directors to expensive litigation risks and large claims for damages.  We have also discussed the uncertainties involved in obtaining and maintaining directors’ and officers’ liability insurance on a reasonable basis as well as the potentially limited scope (and risk of non-renewal) of such insurance as can be obtained.

You have informed us that you are concerned about the level of protection available to you as an officer or director of CRH in the present legal climate, and we understand that your willingness to serve or to continue to serve as an officer or director of CRH depends upon, among other things, assurance of adequate protection on a long-term basis.  You have also informed us that you know of no pending or threatened claim against you relating to CRH.

The certificate of incorporation of CRH (the “Charter”) provides that CRH will indemnify its corporate officers and directors to the full extent permitted by the applicable statute, which is Section 145 of the Delaware General Corporation Law.  The statute, in turn, authorizes a Delaware corporation to provide indemnification against expenses and certain other losses incurred by a director or officer in any proceeding in which he or she is involved as a result of serving, or having served, as a director, officer, or employee of CRH or, at CRH’s request, as a director, officer or employee of another corporation or entity.  In addition, CRH has the power under Delaware law to enter into arrangements for indemnification on any terms not prohibited by law that the Board of Directors deems to be appropriate.

In order to attract and retain your services as an officer or director of CRH, CRH has agreed to indemnify you to the fullest extent of its authority to do so, subject to the limitations set forth herein.  This letter agreement (“Agreement”) is intended to supplement and confirm the indemnification provisions contained in the Charter of CRH.

CRH and you (the “Indemnified Party”) by this Agreement agree as follows:

1. Indemnification.  CRH shall indemnify and hold harmless the Indemnified Party if the Indemnified Party is or was a party or is threatened to be made a party to, or is otherwise involved with, any Proceeding (as such term is defined in Section (b)):

(i) by reason of the fact that the Indemnified Party is or was a director, officer, employee or agent of CRH or any subsidiary of CRH,

(ii) by reason of any action or inaction on the part of the Indemnified Party while a director, officer, employee or agent of CRH or any subsidiary of CRH,

(iii) by reason of the fact that the Indemnified Party is or was serving at the request of CRH as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or

(iv) by reason of the fact that the Indemnified Party is or was serving at the request of CRH in any capacity with respect to any employee benefit plan,

against expenses (including reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlement (if such settlement is approved in writing in advance by CRH, which approval shall not be unreasonably withheld or delayed) actually and reasonably incurred by the Indemnified Party in connection with such Proceeding unless CRH shall establish, in accordance with the procedures and standards described in Section (i) and Section (ii) of this Agreement, that the Indemnified Party was not entitled to indemnification, as described in Section 2.

2. Limitation on Indemnification.  Notwithstanding any other provision of this Agreement, no indemnification shall be paid under this Agreement with respect to claims involving acts or omissions as to which the Indemnified Party is finally adjudicated (by court order or judgment from which no right of appeal exists) not to have acted in good faith in the reasonable belief that the Indemnified Party’s action was in the best interests of CRH or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and no indemnification shall be paid under this Agreement with respect to any criminal matter in which the Indemnified Party is finally adjudicated (by court order or judgment from which no right of appeal exists) to have had reasonable cause to believe that the Indemnified Party’s action was unlawful.

3. Notice of Resignation; No Employment Agreement.  In consideration of the protection afforded by this Agreement, the Indemnified Party agrees not to resign voluntarily from the position now held by her with CRH without first giving to CRH not less than three weeks’ written notice of his intention to resign.  Nothing contained in this Agreement is intended to create or shall create in the Indemnified Party any right to employment (in the case of a director) or continued employment (in the case of an employee).

4.	Expenses; Indemnification Procedure.

(a) Advancement of Expenses.  CRH shall advance all reasonable expenses incurred by the Indemnified Party in connection with the investigation, defense, settlement or appeal of any Proceeding (but not amounts actually paid in settlement of any such Proceeding, which amounts shall be paid under Section (e)).  The advances to be made hereunder shall be paid by CRH to the Indemnified Party within sixty (60) days following delivery of a written request therefor by the Indemnified Party to CRH.

(b) Failure to Advance Expenses.  If the Indemnified Party shall have requested an advancement of expenses pursuant to Section (a) and if such request shall not have been not paid in full by CRH within sixty (60) days after a written request by the Indemnified Party for payment thereof was first received by CRH, the Indemnified Party may, but need not, at any time thereafter bring an action against CRH to recover the unpaid amount of the claim for advancement of expenses and, subject to Section 18 of this Agreement, the Indemnified Party shall also be entitled to be reimbursed for the expense (including reasonable attorneys’ fees) of bringing such action.

(c) Reimbursement to CRH.  The Indemnified Party by this Agreement undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified by CRH as authorized by this Agreement.

(d) Notice; Cooperation by the Indemnified Party.  The Indemnified Party shall give CRH prompt notice of the commencement of any Proceeding, or the threat thereof against the Indemnified Party, for which indemnification will or could be sought under this Agreement.  In addition, the Indemnified Party shall give CRH such information and cooperation as it may reasonably require and as shall be within the Indemnified Party’s power.  If for any reason the Indemnified Party is not an employee of CRH at the time of any activities performed by the Indemnified Party in connection with the defense of any Proceeding, CRH shall compensate the Indemnified Party on the basis of $350.00 per day (or portion thereof) spent by the Indemnified Party on behalf of such activities at the request of CRH, and reimburse the Indemnified Party for all related and reasonable out-of-pocket expenses, such compensation and expense reimbursement to be advanced in the manner set forth in Section (a).

(e) Procedure for Indemnification.

(i) Any amounts payable by CRH pursuant to Section 1 shall be paid no later than sixty (60) days after the resolution (by judgment, settlement, dismissal or otherwise) of the claim to which indemnification is sought.  If a claim is brought by the Indemnified Party under this Agreement, under any statute, or under any provision of CRH’s Charter or By-Laws, as amended or restated from time to time, which provision provides for indemnification, and if such claim is not paid in full by CRH within such time period, the Indemnified Party may, but need not, at any time thereafter bring an action against CRH to recover the unpaid amount of the claim and, subject to Section 18 of this Agreement, the Indemnified Party shall also be entitled to be reimbursed for the expense (including reasonable attorneys’ fees) of bringing such action.  It shall be a defense to any such action that the Indemnified Party has not met the standards of conduct which make it permissible under applicable law for CRH to indemnify the Indemnified Party for the amount claimed.  Section (ii) shall apply to any such determination and the burden of proving such defense shall be on CRH.  In addition, the Indemnified Party shall be entitled to receive interim payments of expenses pursuant to Section (a) unless and until such defense shall be finally adjudicated by court order or judgment from which no further right of appeal exists.  CRH shall not be liable to indemnify the Indemnified Party under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent, which consent shall not be unreasonably withheld or delayed.

(ii) It is the parties' intention (which intention reflects applicable law) that if CRH contests the Indemnified Party's right to indemnification, the question of the Indemnified Party's right to indemnification shall be for the court to decide.  The termination of any action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not create a presumption that the Indemnified Party was not entitled to indemnification under this Agreement.  In addition, neither the failure of CRH to have made a determination that indemnification of the Indemnified Party is proper under the circumstances, nor any determination by CRH that the Indemnified Party has not met such applicable standard of conduct, shall create a presumption that the Indemnified Party has or has not met the applicable standard of conduct.

5. Notice to Insurers.  If, at the time of the receipt of a notice of a claim pursuant to Section (d) of this Agreement, CRH has in effect any insurance, including, without limitation, directors’ and officers’ liability insurance, which may provide for payment of or reimbursement for such claim, CRH shall give prompt notice of the assertion of such claim to each issuer of such insurance in accordance with the procedures set forth in the respective policies.  CRH shall thereafter (if it is appropriate to do so pursuant to the terms of the applicable insurance policy) take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnified Party, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

6. Other Sources of Indemnification.  The Indemnified Party shall not be required to exercise any rights against any other parties (for example, under any insurance policy purchased by CRH, the Indemnified Party or any other person or entity) before the Indemnified Party enforces this Agreement.  However, to the extent CRH actually indemnifies the Indemnified Party or advances expenses, CRH shall be subrogated to (and shall be entitled to enforce) any such rights which the Indemnified Party may have against third parties.  Notwithstanding the foregoing, CRH shall have no right to seek reimbursement under insurance policies maintained by the Indemnified Party personally or by the employer of an Indemnified Party who is a non-employee director of CRH.  The Indemnified Party shall assist CRH in enforcing rights against third parties if CRH pays the Indemnified Party's reasonable costs and expenses of doing so.

7. Selection of Counsel.  In the event CRH shall be obligated under Section (a) of this Agreement to pay the expenses of any Proceeding involving the Indemnified Party, CRH shall be entitled to participate in such Proceeding and, to the extent it shall wish, to assume the defense of such Proceeding, with counsel chosen by CRH and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed.  Upon the delivery to the Indemnified Party of written notice of its election to assume such defense, approval of such counsel by the Indemnified Party and retention of such counsel by CRH, CRH will not be liable to the Indemnified Party under this Agreement for any fees of counsel or other expenses subsequently incurred by the Indemnified Party in connection with the defense of the same Proceeding, except for fees and expenses incurred by the Indemnified Party as a consequence of the Indemnified Party’s obligation to cooperate with CRH in the defense of such matters (as set forth in Section (d) of this Agreement).  Notwithstanding the foregoing, the reasonable fees and expenses of the Indemnified Party’s counsel shall be paid by CRH only if (i) the employment of counsel by the Indemnified Party has been previously authorized by CRH, (ii) the Indemnified Party shall have reasonably concluded that, under applicable standards of  professional responsibility applicable to attorneys, there may be a material conflict of interest between CRH and the Indemnified Party in the conduct of such defense or that such counsel and the Indemnified Party have fundamental and material disagreements as to the proper method of managing the litigation, or (iii) CRH shall not, in fact, have employed counsel to assume the defense of such Proceeding.  The Indemnified Party shall have the right to employ his own counsel in any such Proceeding at the Indemnified Party’s expense.

8. Additional Indemnification Rights; Nonexclusivity.

(a) Scope.  In the event of any change, after the date of this Agreement, in any applicable law, statute or rule which expands the right of a Delaware corporation such as CRH to indemnify a member of its board of directors or an officer, such changes shall, without any further action by CRH, be included within the scope of the indemnification provided to the Indemnified Party by, and CRH’s obligations under, this Agreement.  In the event of any change in any applicable law, statute or rule that limits or restricts the right of CRH to indemnify a member of its Board of Directors or an officer, such changes shall have no effect on this Agreement or the parties’ rights and obligations hereunder, except to the extent specifically required by such law, statute or rule to be applied to this Agreement.

(b) Nonexclusivity.  The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which the Indemnified Party may be entitled under CRH’s Charter or By-Laws, any agreement, any vote of disinterested directors, Delaware law, or otherwise, both as to action in the Indemnified Party's official capacity and as to action or inaction in another capacity while holding such office.  The indemnification provided under this Agreement shall continue as to the Indemnified Party for any action taken or not taken while serving in an indemnified capacity even though she may have ceased to serve in such capacity at the time any covered Proceeding is commenced.

9. Partial Indemnification.  If the Indemnified Party is entitled under any provision of this Agreement to indemnification by CRH for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by her in the investigation, defense, appeal or settlement of any Proceeding, but not, however, for the total amount thereof, CRH shall nevertheless indemnify the Indemnified Party for the portion of such expenses, judgments, fines or penalties to which the Indemnified Party is entitled.

10. Mutual Acknowledgment.  Both CRH and the Indemnified Party acknowledge that in certain instances, applicable law or applicable public policy could be construed to prohibit CRH from indemnifying its directors and officers under this Agreement or otherwise.  Nothing in this Agreement is intended to require or shall be construed as requiring CRH to do or fail to do any act in violation of any applicable law.  CRH’s inability, as a result of a binding order of any court of competent jurisdiction, to perform its obligations under this Agreement shall not constitute a breach of this Agreement and CRH’s compliance with any such order shall constitute compliance with this Agreement.

11. Directors’ and Officers’ Liability Insurance.  CRH shall, from time to time, make the good faith determination whether or not it is practicable for CRH to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of CRH with coverage for losses from wrongful acts, or to ensure CRH’s performance of its indemnification obligations under this Agreement.  Among other matters, CRH may consider the costs of obtaining such insurance coverage, the protection afforded by such coverage and the restrictions or other terms required by such insurance.  In all policies of directors’ and officers’ liability insurance, the Indemnified Party shall be named as an insured in such a manner as to provide the Indemnified Party the same rights and benefits as are accorded to the most favorably insured of CRH’s directors, if the Indemnified Party is a director, or of CRH’s officers, if the Indemnified Party is not a director of CRH but is an officer, or of CRH’s key employees, if the Indemnified Party is not an officer or director but is a key employee.  Notwithstanding the foregoing, CRH shall have no obligation to obtain or maintain such insurance if CRH determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided, if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or if the Indemnified Party is covered by similar insurance maintained by a subsidiary or parent of CRH.

12. Severability.  Nothing in this Agreement is intended to require or shall be construed as requiring CRH to do or fail to do any act in violation of applicable law.  The provisions of this Agreement shall be severable as provided in this Section 12.  If this Agreement or any portion of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then CRH shall nevertheless indemnify the Indemnified Party to the greatest extent permitted by any applicable law or any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

13. Exceptions.  Any other provision herein to the contrary notwithstanding, CRH shall not be obligated pursuant to the terms of this Agreement:

(a) Excluded Acts.  To indemnify the Indemnified Party for any acts or omissions or transactions from which a director, officer, employee or agent may not be relieved of liability under applicable Delaware law; or

(b) Claims Initiated by the Indemnified Party.  To indemnify or advance expenses to the Indemnified Party with respect to proceedings or claims initiated or brought voluntarily by the Indemnified Party and not by way of defense, except (i) with respect to proceedings brought to establish or enforce a right to advancement of expenses or indemnification under this Agreement or any other statute or law and (ii) declaratory judgment or similar proceedings brought to obtain a judicial interpretation of an applicable statute or regulation, provided that such indemnification or advancement of expenses may be provided by CRH in specific cases if the Board of Directors has approved the initiation or bringing of such suit; or

(c) Lack of Good Faith.  To indemnify the Indemnified Party for any expenses incurred by the Indemnified Party with respect to any proceeding instituted by the Indemnified Party to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnified Party in such proceeding was not made in good faith or was frivolous; or

(d) Insured or Other Reimbursed Claims.  To indemnify the Indemnified Party for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been reimbursed directly to the Indemnified Party, by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by CRH, or otherwise by CRH.

(e) Claims under Section 16(b).  To indemnify the Indemnified Party for expenses and the payment of profits arising from the purchase and sale by the Indemnified Party of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any similar successor statute.

14. Sale of Assets.  In case of (i) the sale or other disposition (excluding mortgage or pledge) of all or substantially all of the assets of CRH to another corporation or entity, or (ii) the merger or other business combination of CRH with or into another corporation or entity pursuant to which CRH will not survive or will survive only as a subsidiary of another corporation or entity, in either case with the stockholders of CRH prior to the merger or other business combination holding less than 50% of the voting shares of the merged or combined companies or entities after such merger or other business combination, or in the event of any other similar reorganization involving CRH, CRH shall to the extent possible cause the acquiring corporation or entity to assume the obligations of CRH under this Agreement with respect to the Indemnified Party.

15. Duration of Agreement.

(a) This Agreement shall be effective as of the date set forth on the first page and shall apply to acts or omissions of the Indemnified Party which occurred prior to such date if the Indemnified Party was an officer, director, employee or other agent of CRH or any subsidiary, or was serving at the request of CRH or any subsidiary as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred.

(b) This Agreement shall be effective for an initial term of two years from and after the date of this Agreement (“Initial Term”).  Thereafter, for so long as the Indemnified Party remains an officer or director of CRH, this Agreement shall automatically renew for an additional period (“Renewal Term”) of two years unless CRH shall have given written notice of non-renewal to the Indemnified Party not later than six months before the end of the then current Term (either the Initial Term or a Renewal Term, as applicable).  CRH’s obligations under this Agreement shall continuously, irrevocably and perpetually cover any and all of the Indemnified Party's covered acts and omissions that occur during the Initial Term or any Renewal Term.  Such coverage shall apply to Proceedings relating to acts or omissions occurring during the Term even if such Proceeding is not initiated until after (or continues beyond) the Term.  CRH’s obligations under this Agreement shall continue perpetually with regard to covered acts and omissions occurring during the period covered by this Agreement (including the Initial Term and any Renewal Term, as applicable), notwithstanding the giving of any such notice of termination or any other circumstance whatsoever.  The indemnification provided under this Agreement shall continue as to the Indemnified Party even though she may have ceased to be a director, officer, employee or agent of CRH.

16. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

17. Successors and Assigns.  This Agreement shall be binding upon CRH and its successors and assigns, and shall inure to the benefit of the Indemnified Party and the Indemnified Party’s spouse, estate, heirs and legal representatives.

18. Attorneys’ Fees.  In the event that any action is instituted by the Indemnified Party under this Agreement to enforce or interpret any of the terms of this Agreement, the Indemnified Party shall be entitled to be paid all court costs and expenses, including reasonable attorneys’ fees, incurred by the Indemnified Party with respect to such action, unless as a part of such action, a court of competent jurisdiction determines that each of the material assertions made by the Indemnified Party as a basis for such action was not made in good faith or was frivolous.  In the event of an action instituted by or in the name of CRH under this Agreement or to enforce or interpret any of the terms of this Agreement, the Indemnified Party shall be entitled to be paid all court costs and expenses, including attorneys’ fees incurred by the Indemnified Party in defense of such action (including with respect to the Indemnified Party’s counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of the Indemnified Party’s material defenses to such was made in bad faith or was frivolous.

19. Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by domestic certified or registered mail with postage prepaid and return receipt requested, to the Indemnified Party at the address on the first page of this Agreement and to CRH at the address below (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

Crystal Rock Holdings, Inc.
1050 Buckingham Street
Watertown, Connecticut 06795
Attention:  Peter Baker, Chief Executive Officer
  + Bruce MacDonald, Chief Financial Officer
Phone:      860-945-0661 x 3008
Fax:           860-945-6246

With a copy to:

Dean F. Hanley, Esq.
Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210
Phone:  617-832-1000
Fax:       617-832-7000

20. Construction Of Certain Words and Phrases.

(a) The term “expense” shall include all attorneys’ fees, retainers, court costs, transcript costs, fees of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend or investigating a Proceeding.

(b) “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, except one initiated by the Indemnified Party.

(c) The “Term” of this Agreement shall include both the Initial Term and any Renewal Term or Terms (as such terms are defined in Section (b)).

21. Choice of Law.  This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of Delaware without regard to its conflicts of law rules.

22. Consent To Jurisdiction; Choice Of Venue.  CRH and the Indemnified Party each by this Agreement irrevocably consents to the jurisdiction of the courts of Connecticut and the federal courts within Connecticut for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any such action or proceeding shall be brought only in Hartford Superior Court, State of Connecticut, or in United States District Court, District of Connecticut, sitting in Hartford.

If the foregoing correctly sets forth our understanding, I would appreciate your executing the enclosed counterpart of this Agreement and returning it to me.  Upon your signature this letter agreement shall constitute a binding agreement.

Crystal Rock Holdings, Inc.

By: /s/Bruce S. MacDonald
Title: CFO

Accepted and agreed to:

/s/ Lori J. Schafer
Indemnified Party identified on page 1